UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2012 (March 19, 2012)

Behringer Harvard Multifamily REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53195	20-5383745
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01               Regulation FD Disclosure.

On March 30, 2012, Behringer Harvard Multifamily REIT I, Inc. (hereinafter referred to as “we,” “us,” “our,” or the “Registrant”) intends to begin distribution of a letter to our stockholders.  A copy of the stockholder letter, appearing as Exhibit 99.1, is furnished and not filed pursuant to Regulation FD.

Item 8.01              Other Events.

Distributions Declared

On March 19, 2012, our board of directors authorized distributions payable to the stockholders of record each day for April 1, 2012 through June 30, 2012.  Distributions payable to each stockholder of record will be paid in cash on or before the 16th day of the following month.  The declared distributions equal a daily amount of $0.000958904 per share of common stock.  If this rate were paid each day for a 365-day period, it would equal a 3.5% annualized rate based on a purchase price of $10.00 per share.  There is no assurance that we will continue to declare distributions or at this rate.

In addition, on March 29, 2012, our board of directors authorized a special distribution related to the sale of Mariposa Loft Apartments, in the amount of $0.06 per share of common stock (the “Mariposa Distribution”) payable to the stockholders of record on July 6, 2012.  The distribution will be paid in cash on July 11, 2012.

Portions of each distribution may constitute a return of capital and capital gains for tax purposes.

Effects on our Estimated Value per Share, Distribution Reinvestment Plan Pricing and Share Redemption Program Pricing

Our board of directors has designated the Mariposa Distribution as a “specially designated distribution to stockholders” as such phrase is used in our Second Amended and Restated Policy for Estimation of Common Stock Value (the “Amended Valuation Policy”) and, therefore, the estimated value per share pursuant to the Amended Valuation Policy will be reduced by the Mariposa Distribution, which will in turn reduce the purchase price per share under our Third Amended and Restated Distribution Reinvestment Plan (the “Amended DRP”).

Our board of directors has also designated the Mariposa Distribution as a “Special Distribution” as such term is used in our Second Amended and Restated Share Redemption Program (the “Amended SRP”) and, therefore, until such time as the board of directors conducts its first valuation pursuant to our Amended Valuation Policy, the purchase price per share paid with respect to any redemption made under the Amended SRP will be adjusted in accordance with the Amended SRP to reflect the Mariposa Distribution.

The effects of the Mariposa Distribution described above will be effective on the record date for the Mariposa Distribution, which is July 6, 2012.  Effective on this date, the current price per share under our distribution reinvestment plan will be 95% of our new estimated value of $9.94 or $9.45 per share.

With respect to the change to our estimated value per share, we note that, as disclosed in Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities,” of our Annual Report on Form 10-K for the year ended December 31, 2011, the estimated value of our common stock under our Amended Valuation Policy is $10.00 per share as of December 31, 2011. The basis for this valuation is the gross offering price of a share of our common stock in the primary portion of our initial public offering, which terminated in September 2011.  As disclosed in our Annual Report on Form 10-K for the year ended December 31, 2011, this estimated value is not likely to reflect the proceeds a stockholder would receive upon our liquidation or upon the sale of his or her shares and this per share valuation method is not designed to arrive at a valuation that is related to any individual or aggregated value estimates or appraisals of the value of our assets.  As a result of the Mariposa Distribution, effective on July 6, 2012, this $10.00 per share estimated value will be reduced by the amount of the special distribution to $9.94 per share.  The new estimated value will continue to be subject to the limitations that it is not likely to reflect the proceeds a stockholder would receive upon our liquidation or upon the sale of his or her shares, and that the per share valuation method is not designed to arrive at a valuation that is related to any individual or aggregated value estimates or appraisals of the value of our assets.

Stockholders are cautioned that our estimated value per share is subject to the additional risks and limitations described in Part I, Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2011, as well as in the Amended Valuation Policy itself.  The Amended Valuation Policy, Amended DRP and Amended SRP are each filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2011, which is available at the Security and Exchange Commission’s website at http://www.sec.gov.

Item 9.01              Financial Statements and Exhibits.

(d)  Exhibits.

99.1        Letter to Stockholders, dated March 30, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

Dated: March 30, 2012	By:	/s/ Daniel J. Rosenberg
Daniel J. Rosenberg
Senior Vice President — Legal, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Letter to Stockholders, dated March 30, 2012